UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  10/14/2011

CHROMADEX CORPORATION
(Exact name of registrant as specified in its charter)

Commission File Number:  000-53290

Delaware	26-2940963
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

10005 Muirlands Boulevard
Suite G
Irvine, California, 92618
(Address of principal executive offices, including zip code)

949-419-0288
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 14, 2011, the Board of Directors (the “Board”) of ChromaDex Corporation (the “Company”) elected, in accordance with the Bylaws of the Company, each of Michael Brauser, Barry Honig and William Spengler as directors of the Company, effective immediately and until such director's successor is duly elected and qualified. Immediately prior to the election of each of Messrs. Brauser, Honig and Spengler, the Board, in accordance with the terms of the Company's Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) and the Company’s Bylaws, adopted a resolution increasing the size of the Board from seven directors to ten directors. Following such action, three vacancies existed on the Board, which Messrs. Brauser, Honig and Spengler were appointed to fill.

Michael H. Brauser, 55, has been the manager of, and an investor with, Marlin Capital Partners, LLC, a private investment company, since 2003. From 1999 to 2002, he served as President and Chief Executive Officer of Naviant, Inc. (eDirect, Inc.), an internet marketing company. He also was the founder of Seisant, Inc. (eData.com, Inc.). Mr. Brauser has served as Co-Chairman of the Board of Directors of InterCLICK (ICLK) since August 2007.

Barry Honig, 40, is a specialist in corporate finance and structuring.  He currently serves as Chairman of InterCLICK (ICLK), a $150 million NASDAQ company.  Since 2003, Mr. Honig has served as a consultant to numerous emerging growth companies in all stages of the corporate lifecycle from startup through IPO/APO. His expertise includes capital restructuring, debt financing, capital introductions, and mergers and acquisitions. Since 2004, Mr. Honig has served as President and founder of GRQ Consultants Inc., an investor in and consultant to early stage companies. From 1998 to 2001, Mr. Honig worked at Ramius Capital trading in distressed equities, arbitrage, long/short and other specialized trading strategies.

William F. Spengler, 57, has been the President of the Company since November 15, 2010. Mr. Spengler previously served as Executive Vice President, Chief Financial Officer and Treasurer of Smith & Wesson Holding Corp. and currently serves as a member of the board of directors of Endo Corporation (ENDO), a specialty pharmaceutical company.  Mr. Spengler has held various other executive and management positions, including Executive Vice President and CFO of MGI PHARMA, Inc., a leading publicly-traded specialty pharmaceutical company, where he played an integral role in securing the company’s multi-billion dollar merger agreement with Eisai Pharmaceuticals. Mr. Spengler also served as Executive Vice President and CFO of Guilford Pharmaceuticals, Inc., a publicly-traded biotechnology company, where he was instrumental in a number of financing and licensing transactions, as well as the development of Guilford’s merger agreement with MGI in 2005.

On May 20, 2010, the Company consummated a previously disclosed private placement transaction (the “Private Placement”) pursuant to the terms of a Subscription Agreement, dated April 22, 2010, between the Company and certain investors named therein (the “Subscribers”).  Pursuant to the Private Placement, the Company received initial proceeds, before offering expenses, of $3,674,998.  Both Mr. Brauser and Mr. Honig participated as purchasers, directly or indirectly, in the Private Placement on the same general terms and conditions as the other Subscribers.

The Board has yet to determine to which committees, if any, Messrs. Brauser, Honig and Spengler will be named.

As non-employee directors on the Board, each of Messrs. Brauser and Honig will receive the same standard non-cash compensation amounts paid to other non-employee directors for service on the Board, which amounts have been previously disclosed in the Company's most recent Annual Report on Form 10-K for the fiscal year ended January 1, 2011, filed on March 16, 2011 (the “2010 Annual Report”). Mr. Spengler will not receive any compensation in consideration for his service on the Board aside from his existing compensation for his services as President of the Company, which amounts were also previously disclosed in the 2010 Annual Report.

In accordance with the Company's customary practices, each of Messrs. Brauser, Honig and Spengler will enter into or has previously entered into the Company’s standard form of indemnification agreement which requires the Company to indemnify directors and officers against certain liabilities that may arise as result of serving as a director or officer. The description of this form of indemnification agreement is qualified in its entirety by the full text of the form of indemnification agreement, which is attached as Exhibit 10.9 to the 2010 Annual Report.  There are no arrangements or understandings between any of Messrs. Brauser, Spengler or Honig and any other persons pursuant to which Messrs. Brauser, Spengler or Honig was named a director of the Company. None of Messrs. Brauser, Spengler, or Honig have any family relationship with any of the Company's directors or executive officers or any persons nominated or chosen by the Company to be a director or executive officer. Other than as set forth herein, none of Messrs. Brauser, Spengler, or Honig have any direct or indirect material interest in any transaction or proposed transaction required to be reported under Section 404(a) of Regulation S-K or Item 5.02(d) of Form 8-K.

On October 14, 2011, the Board of Directors also determined to restructure the leadership of the Board of Directors.  In connection therewith, the Board appointed the non-executive directors Messrs. Brauser and Honig as Co-Chairmen of the Board in accordance with the terms of the Company’s Bylaws, with Frank L. Jaksch Jr., the Company’s Chief Executive Officer and former Chairman continuing as a director.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 20, 2011	CHROMADEX CORPORATION By: /s/ THOMAS C. VARVARO Thomas C. Varvaro Chief Financial Officer